As filed with the Securities and Exchange Commission on October 20, 2003

Registration No. 333-49016

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1
to

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DELL INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	74-2487834 (I.R.S. Employer Identification No.)

One Dell Way
Round Rock, Texas 78682
(Address of principal executive offices, including zip code)

DELL COMPUTER CORPORATION
1998 BROAD-BASED STOCK OPTION PLAN
(Full title of the plan)

Thomas B. Green	Copies to:
Senior Vice President, Law and Administration Dell Inc. One Dell Way Round Rock, Texas 78682 (512) 338-4400 (Name, address and telephone number, including area code, of agent for service)	Thomas H. Welch, Jr. Vice President — Legal Dell Inc. One Dell Way Round Rock, Texas 78682

This Post-Effective Amendment No. 1 to Registration Statement on Form S-8, Registration No. 333-49016 (the “Registration Statement”), is being filed to deregister shares of common stock, $.01 par value per share (the “Common Stock”), of Dell Inc. (formerly Dell Computer Corporation) (the “Company”) that were registered for issuance pursuant to awards granted under the Dell Computer Corporation 1998 Broad-Based Stock Option Plan (the “Plan”). The Registration Statement registered 5,000,000 shares of Common Stock issuable under the

Plan. No shares of Common Stock registered under the Registration Statement are subject to awards issued to participants. The Company has ceased issuing awards under the Plan and no additional awards will be issued thereunder. The Registration Statement is hereby amended to deregister the 5,000,000 shares of Common Stock registered under the Registration Statement.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 and the provisions of Rule 478 promulgated thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Austin, Texas on October 16, 2003.

DELL INC.

By:	/s/ THOMAS B. GREEN

Thomas B. Green, Senior Vice President, Law and Administration, as Agent for Service